UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

S&T Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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S&T Bancorp, Inc. 43 South 9th Street Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS April 17, 2006

To the Shareholders of S&T Bancorp, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S&T Bancorp, Inc. (“S&T”) will be held on April 17, 2006, at 10:00 a.m., Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania 15701, for the purpose of considering and voting on the following matters:

1. The election of six directors to serve terms expiring in 2009; and

2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on February 27, 2006 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Robert E. Rout

Robert E. Rout

Secretary

Indiana, Pennsylvania

March 10, 2006

IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

S&T has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and S&T, because it eliminates unnecessary mailings delivered to your home and helps to reduce S&T’s expenses. “Householding” is not being used, however, if S&T has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, S&T will deliver promptly a separate copy of the annual report and the proxy statement to any shareholder who contacts S&T’s transfer agent, American Stock Transfer & Trust Company (“AST”), by calling their toll-free number, 1-800-937-5449, or by mail to the attention of the Shareholder Relations Department at 59 Maiden Lane, Plaza Level, New York, New York 10038. You can also notify S&T that you would like to receive separate copies of S&T’s annual report and proxy statement in the future by calling AST. Even if your household has received only one annual report and one proxy statement, S&T will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if you also hold shares of S&T in “street name” (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.

Each proxy card should be signed, dated and returned in the enclosed self-addressed envelope. If your household has received multiple copies of S&T’s annual report and proxy statement, you can request the delivery of single copies in the future by calling AST, as instructed above, or your broker, if you hold the shares in “street name.”

S&T BANCORP, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 17, 2006

INTRODUCTION

This Proxy Statement is being furnished to shareholders of S&T Bancorp, Inc. (“S&T”) in connection with the solicitation of proxies by the Board of Directors of S&T (the “S&T Board”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about March 10, 2006. At the Annual Meeting, shareholders of S&T will be asked to elect six directors of S&T to serve terms expiring in 2009.

All shareholders are urged to read this Proxy Statement carefully and in its entirety.

MEETING INFORMATION

Date, Place and Time

The Annual Meeting will be held on April 17, 2006, at 10:00 a.m., Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania.

Record Date; Voting Rights

The securities that can be voted at the Annual Meeting consist of shares of common stock of S&T, par value $2.50 per share (“S&T Common Stock”), with each share entitling its owner to one vote on all matters. Only holders of record of S&T Common Stock at the close of business on February 27, 2006 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. There were 3,111 record holders of S&T Common Stock and 26,208,580 shares of S&T Common Stock outstanding as of the Record Date.

A quorum is required for the transaction of business at the Annual Meeting. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of the majority of the outstanding shares. Abstentions are counted for purposes of determining presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Abstentions will not affect the outcome of a vote on a particular matter. Shares held by brokers in street name and for which the beneficial owners do not vote on a particular proposal because the brokers do not have discretionary voting power and have not received instructions from the beneficial owners to vote on that item are called “broker non-votes.” Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law. Broker non-votes will not affect the outcome of a vote on a particular matter.

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting, which means that the six nominees receiving the most votes will be elected. A withheld vote on any nominee will not affect the voting results. All other matters to be considered at the Annual Meeting, if any, require the affirmative vote of a majority of the votes cast at the meeting on the item to be approved.

Voting and Revocation of Proxies

If the appropriate enclosed form of proxy is properly executed and returned to S&T in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted “FOR” the director nominees proposed by the S&T Board, which are presented in this Proxy Statement. Except for procedural matters incident to the conduct of the Annual Meeting, S&T does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the S&T Board.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of S&T a written notice of revocation, by delivering to S&T a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of soliciting proxies in the form enclosed herewith will be borne by S&T. In addition to the solicitation of proxies by mail, S&T, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. S&T also will request persons, firms and corporations holding shares of S&T Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

PRINCIPAL BENEFICIAL OWNERS OF S&T COMMON STOCK

Under Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to S&T to be deemed to be a beneficial owner of 5% or more of S&T Common Stock as of December 31, 2005:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	S&T Bank, Wealth Management Group 43 South 9th Street, Indiana, PA 15701	2,719,512[1]	10.35%

Common Stock	Ariel Capital Management, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	2,541,807[2]	9.68%

(1)	Wealth Management Group (“WMG”) has sole voting power for 1,341,558 of these shares and no voting power for 400,094 of these shares held in customer accounts. It is the intention of management to vote the shares for which it has sole voting power “FOR” the director nominees named in this Proxy Statement and any other matters to be acted upon at the Annual Meeting. The remaining 977,860 shares of S&T Common Stock are held by WMG as trustee of the Thrift Plan for Employees of S&T Bank (the “Thrift Plan”). The Thrift Plan participants will vote such shares directly through American Stock Transfer & Trust Company (“AST”), S&T’s transfer agent. AST will vote any allocated shares for which it has not received any instruction in the same proportion as shares for which voting instructions have been received.
(2)	According to its Form 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 13, 2006, Ariel Capital Management, LLC has sole dispositive power for 2,541,807 shares, with sole voting power for 1,575,132 of these shares.

S&T is not aware of any other person who beneficially owns more than 5% of any class of securities of S&T other than those listed above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires S&T’s directors and executive officers, and persons who own more than 10% of S&T’s stock, to report to the SEC certain of their transactions with respect to S&T’s stock. The SEC reporting rules require that changes in beneficial ownership generally be reported on Form 4 within two business days after the date on which the change occurs. A Form 3 to report stock holdings in S&T must be filed within ten days of when a director, executive officer or person who owns more than 10% of S&T’s stock becomes subject to Section 16(a) of the Exchange Act. To our knowledge, during 2005 all directors, executive officers and owners of more than 10% of S&T Common Stock timely filed all required reports of beneficial ownership and changes in beneficial ownership.

BENEFICIAL OWNERSHIP OF S&T COMMON STOCK BY DIRECTORS AND OFFICERS

The following table sets forth, as of February 27, 2006, the amount and percentage of S&T Common Stock beneficially owned by each director, each nominee for director and the Named Executive Officers (as defined below) of S&T, as well as the directors and executive officers of S&T as a group.

Directors, Named Executive Officers and Nominees	Shares of Common Stock Beneficially Owned[1]	Percent Owned
Thomas A. Brice	147,192	*
Todd D. Brice	86,326	*
James L. Carino	299,900	1.14
John J. Delaney[2]	98,136	*
Michael J. Donnelly[2]	30,564	*
William J. Gatti	59,117	*
Ruth M. Grant	291,014	1.11
Jeffrey D. Grube	34,868	*
Edward C. Hauck	34,584	*
Frank W. Jones[2]	48,224	*
Joseph A. Kirk	78,728	*
David L. Krieger	23,486	*
Samuel Levy	176,004	*
James V. Milano	—	*
James C. Miller	173,819	*
Christine J. Olson[2]	189,617	*
Alan Papernick[2]	31,246	*
Robert E. Rout	56,376	*
Myles D. Sampson[2]	49,108	*
Charles A. Spadafora	73,146	*
All directors and executive officers as a group (26 Persons)	2,177,380	8.06

(1)

May include shares held by spouse, other family members, as trustee or through a corporation. Includes shares issuable upon the exercise of nonstatutory stock options exercisable within 60 days of February 27, 2006: Mr. Thomas Brice, 38,000 shares; Mr. Todd Brice, 32,500 shares; Mr. Carino, 38,000 shares; Mr. Delaney, 33,000 shares; Mr. Donnelly, 13,000 shares; Mr. Gatti, 38,000 shares; Ms. Grant, 18,000 shares; Mr. Grube, 29,246 shares; Mr. Hauck, 16,000 shares; Mr. Jones, 31,110 shares; Mr. Kirk, 33,000 shares; Mr. Krieger, 16,000 shares; Mr. Levy, 38,000 shares; Mr. Miller, 120,000 shares; Ms. Olson, 33,000 shares; Mr. Papernick, 29,246 shares; Mr. Rout, 36,000 shares; Mr. Sampson, 31,110 shares; Mr. Spadafora, 23,000 shares; and all other executive officers as a group, 149,250 shares. In addition, includes the following shares of restricted stock awarded in 2002 under the S&T Bancorp, Inc. Amended and Restated 1992 Incentive Stock Plan (the “1992 Plan”): Mr. Todd Brice, 1,200 shares; Mr. Hauck, 1,200 shares; Mr. Krieger, 1,200 shares; Mr. Miller, 2,000 shares; Mr. Rout, 1,200 shares; and the remaining six executive officers, 5,400 shares. Mr. Miller disclaims beneficial ownership of 17,760 shares that are directly owned by his spouse. Mr. Thomas Brice disclaims beneficial ownership of 44,796 shares that are directly owned by his spouse. Mr. Carino disclaims beneficial ownership of 208,755 shares that are directly owned by JLC Partners, L.P. and 53,145 shares that are directly owned by J.L. Carino Nurseries, Inc.

(2)	Nominee for election to the S&T Board.
*	Less than 1%

PROPOSAL 1 — ELECTION OF DIRECTORS

General

The by-laws of S&T (the “S&T By-Laws”) provide that the number of directors constituting the S&T Board shall consist of not less than 12 nor more than 25. Currently, there are 17 directors on the S&T Board. The S&T By-Laws also set the mandatory retirement age for directors at 75. The S&T Board has determined that the following directors are independent under the NASDAQ listing standards: Mr. Carino, Mr. Delaney, Mr. Donnelly, Ms. Grant, Mr. Grube, Mr. Jones, Mr. Kirk, Mr. Levy, Mr. Milano, Mr. Papernick, Mr. Sampson and Mr. Spadafora. The Articles of Incorporation of S&T provide for the classification of directors into three classes, as equal in number as possible, with approximately one-third of the directors elected annually for three-year terms. Certain information about the Nominees (Class 1 Directors), whose current terms will expire in 2006, and who are presently members of the S&T Board and the S&T Bank Board, is set forth below:

Class 1 Director Nominees Whose Terms Will Expire in 2009:

Name	Age	Principal Occupation During Past 5 Years	Director Since
John J. Delaney[1,4]	64	President, Delaney Chevrolet, Geo, Buick, Honda	1987
Michael J. Donnelly[3],4	48	President, Indiana Printing and Publishing Company, Inc.	2001
Frank W. Jones[1,2,4]	60	Attorney-at-Law, Independent Practice	1997
Christine J. Olson[1]	49	Chairman and Chief Executive Officer, S. W. Jack Drilling Company, and Partner, C&N Company — Gas Drillers and Producers	1984
Alan Papernick[1]	68	Attorney-at-Law, Papernick and Gefsky, LLC	1997
Myles D. Sampson[3]	61	President, Rimco Properties, Inc. — Real Estate Development	1997

Certain information about the directors whose terms continue (Class 2 and Class 3 Directors), who are directors of S&T and S&T Bank, is set forth below:

Class 2 Directors Whose Terms Expire in 2007:

Name	Age	Principal Occupation During Past 5 Years	Director Since
Thomas A. Brice[1]	65	Vice President, Douds, Inc. — Retail Interior Furnishings	1980
James L. Carino[1]	73	President, J.L. Carino Nurseries, Inc.	1987
Jeffrey D. Grube[2,4]	52	President, B.F.G. Electroplating and Manufacturing Company	1997
Joseph A. Kirk1,[2,3]	66	President, Beaver Meadow Creamery, Inc.	1993
James C. Miller[1]	60	Chairman and Chief Executive Officer of S&T and S&T Bank Formerly President of S&T and S&T Bank	1993

Class 3 Directors Whose Terms Expire in 2008:

Name	Age	Principal Occupation During Past 5 Years	Director Since
Todd D. Brice[1],[5]	43	President and Chief Operating Officer of S&T and S&T Bank, Formerly Executive and Senior Vice President of Commercial Lending at S&T and S&T Bank	2005
William J. Gatti[1]	64	Chairman, Millennium Pharmacy Systems, Inc.	1993
Ruth M. Grant[1,2,3]	74	President, Louis A. Grant, Inc. — Specialized Equipment Manufacturing and Services	1997
Samuel Levy[1,3,4]	67	President, Jefferson Wholesale Grocery Company, Inc.	1977
James V. Milano[2]	46	Certified Public Accountant, Independent Consultant Formerly Chief Financial Officer, Nep Supershooters L.P.	2006
Charles A. Spadafora[3]	64	President, Colonial Motor Mart	1987

(1)	Member of the Executive Committee of S&T Bank and S&T. The committee, which is appointed annually by the S&T Board, has authority to take action between meetings of the S&T Board with respect to matters that a majority of the committee considers necessary to be addressed prior to the next meeting of the S&T Board.
(2)	Member of the Audit Committee of S&T Bank and S&T. All members meet the independence standards for audit committees established by the SEC and NASDAQ. A written charter approved by the S&T Board governs the committee and includes the provisions required by the NASDAQ listing standards. A copy of the charter was included as Appendix A to the S&T proxy statement for the annual meeting of stockholders held in 2004. The committee has provided information regarding the functions performed by the committee and its membership in the “Report of the Audit Committee,” included in this Proxy Statement. James V. Milano has been designated by the Board as the Corporation’s “audit committee financial expert.” The Board has determined that Mr. Milano, a member of the Audit Committee, meets the qualifications of an audit committee financial expert under SEC regulation.
(3)	Member of the Compensation and Benefits Committee of S&T Bank and S&T. The committee’s function is to recommend to the S&T Board action on executive compensation and compensation and benefit changes brought to it by management. The committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.
(4)	Member of the Nominating and Corporate Governance Committee of S&T Bank and S&T. The committee was formed in 2003, and the functions of this committee are to assist the S&T Board in reviewing the qualifications and independence of the members of the S&T Board and its various committees on a periodic basis as well as the composition of the S&T Board as a whole; to oversee the evaluation of the performance of the S&T Board and its committees as a whole; to select director nominees for election by shareholders and to provide guidance to the S&T Board on corporate governance issues. A written charter approved by the S&T Board governs the committee. A copy of the charter was included as Appendix B to the S&T proxy statement for the annual meeting of stockholders held in 2004. The committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.
(5)	Director Todd D. Brice is the son of Director Thomas A. Brice.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Committee”) has adopted, and the S&T Board has ratified, a corporate policy for identifying and evaluating candidates for membership on the S&T Board. The Committee identifies potential candidates based on suggestions from directors, officers of S&T and S&T shareholders. The Committee will consider shareholder nominations for directors in accordance with the procedure set forth in Section 202 of S&T’s By-Laws and applicable law. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of S&T prior to the meeting. To be timely, the notice must be delivered not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the meeting. Such notice must be accompanied by the nominee’s written consent to be named in the applicable proxy statement and contain information relating to the business experience and background and holdings of S&T Common Stock of the nominee and information with respect to the nominating shareholder. There are no differences in the manner in which the Committee evaluates candidates for membership on the S&T Board based on whether such candidate is recommended by a shareholder, the Committee, or by any other source. The Committee shall take into account all factors and criteria it considers appropriate, which will include but not be limited to: high personal and professional integrity, sound judgment and exceptional ability; business experience; area of residence in relationship to S&T’s geographic market; other directorship experience that would be beneficial to the S&T Board and management of S&T; diversity of experience relative to that of other S&T directors; age; level and type of education; whether the candidate will be effective in serving the long-term interests of S&T’s shareholders; whether the candidate has sufficient time and energy to devote to the affairs of S&T; whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team; whether the candidate meets the independence requirements of the NASDAQ listing standards; whether the candidate is free from conflicts of interest with S&T; and any factors related to the ability and willingness of a new director to serve, or an existing director to continue his or her service.

The Committee is empowered to engage a third party search firm to assist it in identifying director candidates, but the Committee did not do so in 2005. S&T has not received shareholder nominations for consideration for this Annual Meeting. Accordingly, S&T has not rejected or refused such candidates.

Board and Committee Meetings; Shareholder Communications with Directors

The S&T Board has implemented a formal policy that strongly encourages director attendance at the annual meeting of shareholders. Typically, the S&T Board holds its annual reorganization meeting directly following the annual meeting of shareholders, which results in most directors being able to attend the annual meeting of shareholders. In 2005, 15 of S&T’s 16 Directors attended the annual meeting of shareholders.

During 2005, the S&T Board held 10 regular full board meetings, with the following number of meetings held by the S&T Board committees: Audit, five; Compensation and Benefits, two; Executive, one; and Nominating and Corporate Governance, four. All sixteen directors attended at least 82% of the total number of meetings of the S&T Board and committees.

Shareholders who desire to communicate with the S&T Board or a specific director should send any communication, in writing, to S&T Bancorp, Inc., 43 South 9th Street, Indiana, Pennsylvania 15701, ATTN: Corporate Secretary. Any such communication should state the number of shares beneficially owned by the shareholder. S&T’s Corporate Secretary shall initially review all communications received in accordance with the Shareholders Communication Policy adopted by the S&T Board. The Corporate Secretary will relay all such communications to the appropriate director or directors on a periodic basis unless the Corporate Secretary determines that the communication does not relate to the business or affairs of S&T or the functioning or constitution of the S&T Board or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the S&T Board; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full S&T Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through S&T’s management and only in accordance with S&T’s policies and procedures, applicable laws and regulations relating to the disclosure of information.

S&T BOARD FEES

Employee members of the S&T Board receive no additional compensation for participation on the S&T Board. Non-employee Directors receive $10,000 per year plus $1,000 per Board meeting attended in person. In addition, the Audit Committee chairperson receives an annual retainer of $5,000, the Nominating and Corporate Governance chairperson receives $2,500, and the Compensation and Benefits Committee and Wealth Management Committee chairpersons receive an annual retainer of $1,000, respectively. Directors are paid $500 per meeting for attendance at S&T Board committee meetings held on the same day as an S&T Board meeting. If a committee meeting is held on a day other than the same day as an S&T Board meeting, Directors are paid $800 for attending the meeting in person. Directors are paid $500 per meeting for attending Board and committee meetings by telephone.

S&T Bank has a loan committee comprised of directors who serve on a rotating basis. These directors are compensated $800 per meeting.

In December 2005, each member of the S&T Board who was not an employee of S&T was granted an option to purchase up to 2,500 shares of S&T Common Stock at an exercise price of $37.855 per share, the average of the high and low market price on the date of the grant. Twenty-five percent of these options are exercisable January 1, 2007, with the remaining seventy-five percent vesting twenty-five percent each year in the next three consecutive years to January 1, 2010. The options must be exercised within ten years of the date of the grant.

EXECUTIVE OFFICERS OF THE REGISTRANT

Executive Officers

Name	Age	Principal Occupation During Past 5 Years	Officer of Corporation Since
James C. Miller	60	Chairman and Chief Executive Officer of S&T and S&T Bank since August 2004; President and Chief Executive Officer of S&T and S&T Bank, January 1998 to August 2004	1983
Todd D. Brice	43	President and Chief Operating Officer of S&T and S&T Bank since August 2004; Executive Vice President, Commercial Lending, January 2003 to August 2004; Senior Vice President, Commercial Lending, January 1999 to December 2002	2003
Robert E. Rout	53	Senior Executive Vice President and Chief Financial Officer of S&T and S&T Bank since January 2005; Executive Vice President and Chief Financial Officer of S&T and S&T Bank, August 1999 to December 2004	1993
Edward C. Hauck	53	Senior Executive Vice President and Retail Banking and Support Services Group Manager since August 2004; Executive Vice President and Retail Banking and Support Services Group Manager, January 1997 to August 2004	1991
David L. Krieger	62	Senior Executive Vice President and Commercial Lending Group Manager since August 2004; Executive Vice President and Commercial Lending Group Manager, January 1998 to August 2004	1984
Thomas E. Kiral	47	Executive Vice President, S&T Insurance Group since June 2001; Vice President, Production Management of Reschini Insurance Agency, May 1992 to May 2001	2001
J. Jeffrey Smead	54	Executive Vice President, Loan Administration Group Manager since January 1998	1992
Gregor T. Young IV	50	Executive Vice President and Managing Director, Wealth Management since May 2000	2000
David P. Ruddock	44	Executive Vice President, Information Technology and Operations since January 2004; Senior Vice President, Information Technology and Operations, February 1999 to December 2003	2004
David G. Antolik	39	Executive Vice President, Commercial Lending since August 2004; Senior Vice President, Commercial Lending, January 2002 to August 2004; Vice President, Commercial Lending, September 2000 to December 2001	2004
Malcolm E. Polley	43	Executive Vice President and Chief Investment Officer since January 2006; Senior Vice President, Chief Investment Officer, January 2003 to December 2005; Vice President, Chief Investment Officer May 2001 to December 2002; Vice President, Trust Investments, West Des Moines State Bank October 1999 to April 2001	2006

REMUNERATION OF EXECUTIVE OFFICERS

The following table provides information concerning remuneration of the Chief Executive Officer and the other four most highly compensated Executive Officers of S&T (collectively, the “Named Executive Officers”) during 2005.

Summary Compensation Table

	Annual compensation			Long-term compensation Awards Securities underlying options/ SARs (#)[a]	All other compensation[b]
Name and principal position	Year	Salary	Bonus
J.C. Miller, Chairman and Chief Executive Officer	2005 2004 2003	$450,000 421,000 419,808	$73,000 22,500 52,500	15,000 15,000 15,000	$52,486 42,928 47,528
D.L. Krieger, Senior Executive Vice President	2005 2004 2003	275,000 259,615 259,615	50,000 50,000 25,000	11,000 11,000 10,000	32,226 26,303 27,361
T.D. Brice, President, Chief Operating Officer and Director	2005 2004 2003	240,000 194,231 158,769	51,000 63,528 52,636	12,500 12,500 10,000	81,434 20,402 17,743
R.E. Rout, Senior Executive Vice President, Chief Financial Officer and Secretary	2005 2004 2003	215,000 191,852 189,192	43,500 50,000 30,000	11,000 11,000 10,000	28,857 21,047 20,442
E.C. Hauck, Senior Executive Vice President	2005 2004 2003	215,000 203,961 200,654	44,250 36,025 32,000	11,000 11,000 10,000	23,397 19,509 21,173

(a)	Reflects stock option grants under the 2003 Incentive Stock Plan (the “2003 Plan”).
(b)	Consists of company car, country club dues, life insurance premiums, and contributions by S&T Bank to the Thrift Plan for Employees of S&T Bank and to the nonqualified benefit plan that was established in order that certain management employees, including the Named Executive Officers, not lose benefits that would normally have accrued in qualified plans except for federal tax laws setting annual compensation limits for qualified plans ($210,000 in 2005) and additional limitations related to highly compensated employees. All other compensation for the Named Executive Officers during 2005 was as follows: Mr. Miller had company car of $2,767, country club dues of $8,714, life insurance premiums of $4,386 and deferred compensation contributions of $36,619; Mr. Krieger had company car of $414, country club dues of $1,080, life insurance premiums of $5,544 and deferred compensation contributions of $25,188; Mr. Brice had company car of $3,520, country club dues of $8,510, initiation fee for country club of $50,000, life insurance premiums of $804 and deferred compensation contributions of $18,600; Mr. Rout had company car of $2,961, country club dues of $3,714, life insurance premiums of $1,644 and deferred compensation contributions of $20,538; and Mr. Hauck had company car of $1,220, country club dues of $1,080, life insurance premiums of $1,644 and deferred compensation contributions of $19,453.

Employment, Termination and Change-in-Control Agreements with Named Executive Officers

Each of the Named Executive Officers is party to a change in control agreement with S&T. Each agreement provides that if the executive is terminated within one year following the occurrence of certain “changes in control” of S&T or of S&T Bank (as defined in each agreement) that were not pre-approved by the S&T Board, or if the executive voluntarily terminates his employment with S&T under certain specified circumstances following a change in control, the Named Executive Officer will be entitled to receive a lump sum cash payment based on the executive’s salary immediately preceding the change in control and to receive certain continuing S&T employee benefits. In the case of Messrs. Miller and T.D. Brice, the lump sum cash payment would equal three times his annual base salary immediately preceding the change in control; for each of the other Named Executive Officers, the cash payment would equal his annual base salary immediately preceding the change in control.

Stock Option Grants

The following table contains information with respect to the grants of stock options covering shares of S&T Common Stock to the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Options Granted 2005[1]	% of Total Granted	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term[2]
					5%	10%
J.C. Miller	15,000	3.66%	$37.855	12/19/2015	$357,102	$904,967
D.L. Krieger	11,000	2.69%	37.855	12/19/2015	261,875	663,642
T.D. Brice	12,500	3.05%	37.855	12/19/2015	297,585	754,139
R.E. Rout	11,000	2.69%	37.855	12/19/2015	261,875	663,642
E.C. Hauck	11,000	2.69%	37.855	12/19/2015	261,875	663,642

(1)	The options granted vest 25% each year beginning January 1, 2007.
(2)	The dollar amounts in these columns are calculated, pursuant to rules of the SEC, assuming annual increases to the total return (market value appreciation plus dividends) of S&T Common Stock of 5% and 10%. These figures are not intended to forecast possible future appreciation, if any, in the price of the underlying S&T Common Stock.

The table below shows information about option holdings for the Named Executive Officers at year-end on an aggregate basis.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options/SARs at fiscal year-end[1]		Value of unexercised in-the-money options/SARs at fiscal year-end[1,2]
			Exercisable	Unexercisable	Exercisable	Unexercisable
J.C. Miller	30,000	$468,940	112,500	22,500	$1,271,775	$51,413
D.L. Krieger	5,000	47,525	11,000	16,000	0	34,275
T.D. Brice	20,000	228,550	27,500	17,500	158,475	34,275
R.E. Rout	15,000	220,575	31,000	16,000	170,325	34,275
E.C. Hauck	5,000	47,351	11,000	16,000	0	34,275

(1)	The numbers set forth in these columns represent nonstatutory stock options issued pursuant to the 1992 Plan and the 2003 Plan. There have been no SARs issued pursuant to either Plan.

(2)	Based on the difference between the exercise price of options and the closing price of the underlying shares of S&T Common Stock on December 31, 2005 as reported by the NASDAQ National Market ($36.82).

Retirement Plan and Thrift/Profit Sharing Plan

The Employees’ Retirement Plan of S&T Bank (“Retirement Plan”) covers all eligible employees and provides a monthly retirement income for employees and their spouses. The following table shows the estimated annual benefit payable upon a normal retirement date to persons in specified remuneration and years of service classifications for the Retirement Plan. This benefit is payable in addition to Social Security and is calculated based upon the participant’s average annual regular earnings for the highest five consecutive years in the last ten years (“Average Covered Compensation”).

PENSION PLAN TABLE

	Years of service
Remuneration	10	15	20	25	30	35
$100,000	$12,559	$18,839	$25,118	$31,398	$37,678	$43,957
150,000	20,059	30,089	40,118	50,148	60,178	70,207
200,000	27,559	41,339	55,118	68,898	82,678	96,457
250,000	35,059	52,589	70,118	87,648	105,178	122,707
300,000	42,559	63,839	85,118	106,398	127,678	148,957
350,000	50,059	75,089	100,118	125,148	150,178	175,207
400,000	57,559	86,339	115,118	143,898	172,678	201,457
450,000	65,059	97,589	130,118	162,648	195,178	227,707
500,000	72,559	108,839	145,118	181,398	217,678	253,957

Effective January 1, 1994, federal tax laws lowered the amount of annual compensation that may be considered in calculating benefits under a qualified retirement plan to a current maximum of $220,000 (the “Annual Compensation Limit”). In addition, federal tax laws limit the amount of annual benefit payable under a qualified retirement plan that is a defined benefit plan (such as the Retirement Plan), and that limit currently is $175,000 (the “Annual Benefit Limit”). The amounts shown in the above Pension Plan Table have not been adjusted to reflect the Annual Compensation Limit or the Annual Benefit Limit.

As of December 31, 2005, completed years of credited service and Average Covered Compensation for the Named Executive Officers are as follows:

Name	Years of credited service	Average covered compensation
J.C. Miller	34	$458,222
D.L. Krieger	21	278,846
T.D. Brice	21	215,643
R.E. Rout	15	224,469
E.C. Hauck	31	231,538

S&T Bank also maintains a Thrift/Profit Sharing Plan with 401(k) provisions (“Thrift Plan”) in which all employees may participate with elective salary deferrals. In 2005, S&T Bank made monthly matching contributions equal to 50% of the employees’ 401(k) contributions, up to 3% of the eligible participants’ compensation. In addition, S&T Bank made a 4.75% year-end contribution. Year-end contributions are based on the performance of S&T, compared to earnings per share goals, and are expected to range from 2% to 6%.

The compensation taken into account for determining the amount of contributions made on behalf of a participant under the Thrift Plan is subject to the Annual Compensation Limit. In addition, 401(k) contributions by employees are restricted by “highly compensated employee” formulas.

In order that participants not lose benefits they would normally have been entitled to receive, nonqualified arrangements were approved to accumulate the benefits that would have accrued in the Retirement Plan and the Thrift Plan were it not for the impact of the eligible compensation restrictions. The nonqualified benefits related to retirement are unfunded.

Other benefits generally provided to all officers and full-time employees include a medical reimbursement plan, a dental plan, a vision care plan, a long-term disability income plan and life insurance. No outside director is provided these benefits.

Compensation Committee Interlocks and Insider Participation

Prior to the annual meeting of shareholders on April 18, 2005, the Compensation and Benefits Committee members were Samuel Levy (Chairman), Ruth Grant, Joseph Kirk, Myles Sampson and Charles Spadafora. On April 18, 2005, the S&T Board reorganized the Compensation and Benefits Committee and appointed the following directors as members: Samuel Levy (Chairman), Michael Donnelly, Ruth Grant, Joseph Kirk, Myles Sampson and Charles Spadafora.

On December 1, 1997, S&T Bank entered into an agreement to lease from Director Sampson branch space and a freestanding drive-up teller and ATM facility located in a shopping plaza. The lease agreement provides for a ten-year term, annually adjusted for changes in the consumer price index, and a ten-year renewal option. The current monthly rent is $8,007.

During 2005, S&T Bank made payments of $163,072 for the purchase and maintenance of vehicles from a company owned by Director Spadafora and payments of $143,266 for the purchase of goods and services from companies owned or controlled by Director Donnelly.

In addition, S&T Bank may make extensions of credit to members of the Compensation and Benefits Committee in the ordinary course of business and on the same terms as available to others. See “Transactions with Management and Others.”

S&T Board Compensation Committee Report on Executive Compensation

Executive compensation decisions are made by the six-member Compensation and Benefits Committee (the “Compensation Committee”) of the S&T Board. Each member of the Compensation Committee is a non-employee director and qualifies as an independent director under the NASDAQ listing standards. All decisions relating to the compensation of executive officers are reviewed by the S&T Board, except for decisions about awards under the S&T Bancorp, Inc. 2003 Incentive Stock Plan (the “2003 Plan”), which are made solely by the Compensation Committee. The report set forth below is submitted by Directors Levy (Chairman), Donnelly, Grant, Kirk, Sampson and Spadafora, in their capacity as Compensation Committee members, addressing S&T’s compensation policies for 2005 that affected Messrs. Miller, Chairman and Chief Executive Officer, Todd D. Brice, President and Director and the other executive officers of S&T in 2005 (collectively “Executive Officers”).

The Compensation Committee, in its executive compensation decisions, considered overall corporate performance as well as individual initiative and achievements. The policy of the Compensation Committee is to provide competitive levels of compensation that integrate pay with S&T’s performance goals, reward exceptional performance and assist S&T in attracting and retaining qualified executives. Compensation is set at levels that the Compensation Committee believes to be consistent with others in the industry that have similar responsibilities, with the Executive Officers’ actual compensation packages increasingly being weighted toward programs contingent upon S&T’s level of long-term (three years or greater) performance. As a result, the Executive Officers’ actual compensation levels in any particular year may be above or below those of S&T’s competitors, depending on S&T’s performance. The Compensation Committee typically examines salaries and performance levels of peer banks that it selects for comparison with S&T based upon similar size and geographic location. The Compensation Committee also considers the SNL Securities Bank Performance Report and the utilization of third party compensation consultants. The peer banks utilized in this review may or may not be included in the BKX Index or the S&P 500 Index as reflected in the Five-Year Cumulative Total Return performance graph.

The Compensation Committee continues to endorse the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholders’ interests. The 2003 Plan is considered an important element in designing the compensation package of S&T.

Effective January 1, 1999, the Compensation Committee commenced the administration of a Management Incentive Plan to more closely align the interests of shareholders and senior management by making a greater percentage of senior management’s total compensation dependent on the annual performance of S&T. Annually, the Compensation Committee establishes specific incentive opportunities, with primary emphasis on earnings per share goals, that are expressed as a percentage of each participant’s base salary rate for the given year. Earnings per share in 2005 increased 7% over the prior year.

The Compensation Committee’s general approach in setting the Chief Executive Officer’s annual compensation is to seek to be competitive with compensation paid to other chief executive officers, with a similar scope of responsibilities, and by other companies in the industry based upon long-term performance. The Compensation Committee typically compares the Chief Executive Officer salary level and performance against the same peer banks discussed above.

Particular emphasis was placed upon S&T’s performance as compared to earnings per share goals in 2005, as well as the subjective assessment of Mr. Miller’s individual performance. The Compensation Committee also considered Mr. Miller’s leadership in promoting the long-term strategic growth of S&T.

Mr. Miller’s salary for 2005 was $450,000. In addition to his salary, he earned a Management Incentive Plan bonus of $73,000 for achieving earnings per share goals established for 2005.

In December 2005, the Compensation Committee granted Mr. Miller nonstatutory stock options for 15,000 shares of S&T Common Stock with an exercise price equal to the average of the high and low market price on the date of the grant. The options granted vest 25% each year beginning January 1, 2007. The Compensation Committee believes that this award together with consecutive awards of 15,000 nonstatutory stock options in 2003 and 2004 and the award of 4,000 shares of restricted stock (of which 2,000 shares were unvested at December 31, 2005) will encourage long-term performance and promote management retention. In addition to the options and restricted shares, Mr. Miller directly or indirectly owns 51,819 shares of S&T Common Stock. This significant interest in S&T’s Common Stock is considered to be beneficial to the common interests of shareholders and management.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest-paid executive officers to the extent that any such individual’s compensation exceeds $1 million, unless certain performance, disclosure, shareholder approval and other requirements are met. We are monitoring the effects of S&T’s compensation programs with regard to Section 162(m). To date, S&T has not suffered a loss of compensation deduction as a result of the $1 million limitation, and the Compensation Committee intends to take actions to minimize S&T’s exposure to nondeductible compensation expense under Section 162(m). While keeping this goal in mind, however, the Compensation Committee reserves the right to maintain flexibility with respect to S&T’s executive compensation programs, including the awarding of compensation that may not be deductible.

Submitted by the Compensation and Benefits Committee of the S&T Bancorp, Inc. Board of Directors:
Samuel Levy (Chairman); Michael Donnelly; Ruth Grant; Joseph Kirk; Myles Sampson; and Charles Spadafora

FIVE-YEAR CUMULATIVE TOTAL RETURN

The following chart compares the cumulative total shareholder return on S&T Common Stock with the cumulative total shareholder return of the S&P 500 Index and Keefe Bank Index1 assuming a $100 investment in each on December 31, 2000.

December 31,	2000	2001	2002	2003	2004	2005
STBA	$100	$117	$124	$147	$178	$179
S&P 500	100	88	66	95	106	110
BKX	100	98	87	121	132	135

(1)	The Keefe Bank Index (BKX) is composed of 24 geographically diverse companies representing national money center banks and leading regional institutions.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

S&T Bank has made, and expects to make in the future, extensions of credit in the ordinary course of business to certain directors and officers. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with others. Such loans do not involve more than normal risk of collectability or present unfavorable features.

On January 31, 1992, S&T Bank entered into a limited partnership arrangement with RCL Partners, Inc. for the construction of 30 apartments in Indiana, Pennsylvania targeted for senior citizens. Total investment by S&T Bank was $1,761,766 and entitled S&T Bank to certain tax credits, tax depreciation benefits and a share of cash flows under the Internal Revenue Service’s Section 42 program. Director Delaney (and affiliated parties) and Director Gatti (and affiliated parties) each hold a one-third interest in RCL Partners, Inc.

During 2005, S&T Bank made payments of $480,205 to Director Olson, and affiliates, for the lease of operations, branch and administrative facilities. The details of the transactions with Director Olson are described in the paragraphs below.

On October 1, 1986, S&T Bank entered into an agreement to lease, from Director Olson and Michael Toretti as trustees under an irrevocable trust, a building and land used as S&T Bank’s North Fourth Street branch and operations center. The terms of the agreement provide for payment of $10,000 per month for the first five years and options to renew for four, five-year terms with rent for each option term to be the rent from the previous term, plus 5%. On October 1, 2001, S&T Bank exercised its third renewal option at $11,576 per month.

On August 1, 1992, S&T Bank entered into an agreement to lease from S.W. Jack Drilling Company, controlled by Director Olson, a building used for Trust Services and other executive offices. The terms of the agreement provide for monthly payments of $6,500 for three years and the option to lease additional space on the second floor with additional successive terms of three years each, with rent for each renewal option to be the rent from the previous term, plus 5%. On July 1, 1993, S&T Bank exercised the option for the second floor space at the S.W. Jack Building. On August 1, 2004, S&T Bank renegotiated the lease with a new, combined monthly rent of $16,835 through October 2006.

On July 1, 2000, S&T Bank entered into an agreement to lease from Director Olson and James H. McElwain as trustees under an irrevocable trust, the third floor space, storage rooms and underground parking spaces at the aforementioned S.W. Jack Building. The terms of the agreement provide for monthly payments of $7,388 for one year with additional four successive terms of three years each, with rent for each renewal option to be the rent from the previous term, plus 5%. On August 1, 2004, S&T Bank renegotiated the lease with a new, combined monthly rent of $8,145 through October 2006.

During 2005, S&T Bank made payments of $393,028 to a company owned by Director Thomas A. Brice for the purchase of furniture and other equipment.

During 2005, S&T Bank made payments for the purchase of goods and services from companies owned or controlled by Director Delaney for $61,836.

On May 4, 2001, S&T Insurance Group, LLC, and Attorneys Abstract Company, Inc. entered into an agreement to form S&T Settlement Services, LLC (“STSS”), with respective ownership interests of 55% and 45%. STSS is a title insurance agency serving commercial customers. S&T Bank owns a 100% interest in S&T Insurance Group, LLC; Director Papernick owns 66.67% of the stock of Attorneys Abstract Company, Inc., which received $120,607 in 2005 from its interest in STSS.

Director Papernick has a son who has a material interest in the law firm Papernick & Gefsky, LLC, which provided services to S&T Bank and received payments of $53,973 during 2005.

Director Thomas A. Brice has a son, Todd D. Brice, who is a director and is employed by S&T and S&T Bank and earned $291,000 in salary and bonuses in 2005, as disclosed in the Summary Compensation Table.

See also “Compensation Committee Interlocks and Insider Participation.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees S&T’s financial reporting process on behalf of the S&T Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm (“Independent Auditor”), who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of S&T’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”). The Audit Committee has received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the Independent Auditor the auditor’s independence. The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with S&T’s internal auditors and Independent Auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Independent Auditor to discuss the results of their examinations, their evaluations of S&T’s internal controls and the overall quality of S&T’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the S&T Board, and the S&T Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Submitted by the Audit Committee of the S&T Bancorp, Inc. Board of Directors:

Joseph Kirk (Chairperson); Ruth Grant; Jeffrey Grube; Frank Jones; and James Milano

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee will consider the reappointment of Ernst & Young LLP to serve as Independent Auditor for S&T for the year 2006. The Audit Committee in its discretion may direct the appointment of a different Independent Auditor at any time during the year if it determines that such a change would be in the best interests of S&T and its shareholders. Representatives of Ernst & Young LLP will be present at the Annual Meeting to make such comments as they desire and to respond to questions from shareholders of S&T.

Independent Auditor Fee Information

Fees for professional services provided by our Independent Auditor in each of the last two fiscal years, in each of the following categories are:

	2005	2004
Audit Fees	$489,317	$428,800
Audit-Related Fees	6,500	72,882
Tax Fees	10,606	28,923
All Other Fees	—	—

	$506,423	$530,605

Fees for audit services include fees associated with the annual audit, the reviews of S&T’s quarterly reports on Form 10-Q, and SEC registration statements. Audit-related fees principally included a review of and consent for the Form 11-K for the Thrift Plan for Employees of S&T Bank. Tax fees included tax compliance and tax advice.

All services provided by our Independent Auditor in 2005 were pre-approved by the Audit Committee. The Audit Committee is required to pre-approve all audit and non-audit services performed by the Independent Auditor to assure that the provision of such services does not impair the Independent Auditor’s independence. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Auditor to management.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder of S&T intends to present at the 2007 S&T Annual Meeting of Shareholders must be received in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 43 South 9th Street, Indiana, Pennsylvania, on or before November 10, 2006. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be considered for inclusion in S&T’s proxy statement and proxy form relating to such meeting. Notice to S&T of a shareholder proposal submitted otherwise than pursuant to 14a-8 will be considered untimely if received by S&T after January 24, 2007, and the persons named in the proxies solicited by S&T’s Board for its 2007 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal as to which S&T does not receive a timely notice. Such proposals should be submitted by means that permit proof of the date of delivery, such as certified mail, return receipt requested.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the S&T Board. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

By Order of the Board of Directors,

/s/ Robert E. Rout

Robert E. Rout

Secretary

WE HAVE MAILED TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005 (AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS THERETO). WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, ADDITIONAL COPIES OF OUR FORM 10-K. PLEASE DIRECT ALL SUCH REQUESTS TO: SECRETARY OF S&T, 43 SOUTH 9th STREET, INDIANA, PENNSYLVANIA 15701. IN ADDITION, THESE REPORTS AND SCHEDULES ARE AVAILABLE ON THE INTERNET AT WWW.STBANCORP.COM. THE FORM 10-K IS NOT PART OF THESE SOLICITATION MATERIALS.

March 10, 2006

REVOCABLE PROXY

S&T BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 17, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints James B. George and Delbert M. Baker or any successors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the common stock of S&T Bancorp, Inc. (“S&T”), par value $2.50 per share (“S&T Common Stock”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania, on April 17, 2006, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, as indicated on the reverse hereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of S&T at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from S&T prior to execution of this proxy of the Notice of Meeting and the Proxy Statement. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned’s shares of S&T Common Stock.

ANNUAL MEETING OF SHAREHOLDERS OF

S&T BANCORP, INC.

April 17, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
1. ELECTION OF DIRECTORS FOR THREE YEAR TERM		2.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	☐ John J. Delaney ☐ Michael J. Donnelly ☐ Frank W. Jones ☐ Christine J. Olson ☐ Alan Papernick ☐ Myles D. Sampson

Only shareholders of record as of the close of business on February 27, 2006 are entitled to notice of and to vote at such meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		■

MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐
Signature of Shareholder		Date	Signature of Shareholder	Date

Note:     Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.